                                                                Exhibit 10.15

                         LORRO, INC. AND LORRO MFG. INC.

                        EXCLUSIVE MANUFACTURING AGREEMENT

     THIS AGREEMENT is made and entered into this 14th day of October, 1998, by and between LORRO MFG. INC., a Michigan corporation ("Manufacturer") and LORRO, INC., a Michigan corporation ("Buyer").

     WHEREAS, Buyer is in the business of designing, marketing and selling foam automotive parts and desires to have Manufacturer produce those products for it; and

     WHEREAS, Buyer desires to utilize Manufacturer to produce exclusively all of those products that Buyer requires to fulfill its requirements and Manufacturer agrees to provide those products on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual terms and conditions contained herein, the parties hereto agree as follows;

1.   SCOPE

     1.1 SCOPE. Subject to the terms and conditions of this Agreement, during the Purchase Period defined in Section 2 below, Buyer shall utilize Manufacturer as its exclusive source of supply for the manufacture of all current and future foam products utilized in automotive applications ("Products") including, but not limited to, isolators, reinforcements, side impact materials, fascia spacers, beam inserts, head impact materials, bumper fillers and end caps. Current Products and certain currently known future Products include the parts listed on Exhibit A. Future Products will be supplied to the Buyer by Manufacturer at Manufacturer's sole option. Buyer will not utilize any other supplier or manufacturer to supply it Product. This Agreement shall not apply to production of existing parts under existing subcontracts listed on Exhibit B attached hereto (the "Excluded Products").

     1.2 ACCEPTANCE OF AGREEMENT. This Agreement consists of Sections 1 through 17 hereof, together with Exhibits referenced herein and attached hereto. All purchases hereunder shall be made utilizing purchase orders that are submitted pursuant to Section 4 below ("Purchase Orders"). This Agreement and those Purchase Orders exclusively incorporate the terms and conditions set forth herein.

2.   PURCHASE PERIOD

The period during which Buyer may issue Purchase Orders under this Agreement shall commence on the Closing Date as defined in the Asset and Stock Purchase Agreement dated as of October 14, 1998 by and among Buyer, the Stockholders of Buyer, Manufacturer, and American Bumper & Mfg. Co., a Michigan corporation and expire on December 31, 2008 (the "Purchase Period"). Manufacturer shall have the exclusive and sole option to extend this Agreement for four successive five-year periods by giving notice to Buyer at any time.

3.   PURCHASE REQUIREMENTS

     3.1 ALL PRODUCTS TO BE SUPPLIED BY MANUFACTURER. During the Purchase Period, Buyer shall purchase from Manufacturer all of its Products that Buyer requires to fulfill its customers' orders.

4.   PURCHASE ORDERS

     4.1 ORDER PROCEDURE. All orders for Products submitted by Buyer shall be initiated by written Purchase Orders sent by Buyer to Manufacturer. Each Purchase Order shall contain at minimum the following information with respect to Products ordered thereunder: (i) description, part number, and quantity of Products ordered including all specifications required to build the Products ordered; (ii) packaging, destination and routing instructions;
(iii) delivery due date(s); and (iv) Purchase Price, as defined below. The Purchase Orders may be transmitted to Manufacturer via facsimile transmission or e-mail. Buyer will provide to Manufacturer all customer operating plans, customer work schedules, customer releases and any other customer provided or other information which may be helpful to Manufacturer in scheduling its production, forecasting its business and the like.

     4.2 CANCELLATION OF PURCHASE ORDERS. Once a Purchase Order has been submitted, Manufacturer shall not have the right to cancel such acceptance, except in accordance with the termination provisions of this Agreement. Buyer may not cancel a Purchase Order that has been accepted by Manufacturer without reimbursing Manufacturer for any costs incurred by it before that cancellation in producing the Products required to fill that Purchase Order.

5.   PRICING

     5.1 PURCHASE PRICE. The price of all Products (the "Purchase Price") purchased hereunder shall be determined in accordance with the Price Schedule attached hereto as Exhibit C. All prices are in U.S. dollars. Prices for future Products will be negotiated by the parties based upon quotations submitted to Buyer by Manufacturer. Such quotations shall be the minimum selling price to the Buyer's customer for such future Products. Buyer's selling prices shall be the basis of determining the Purchase Price paid by Buyer to Manufacturer in accordance with Exhibit C.

     5.2 CHANGES TO PURCHASE PRICE. Any increases in Purchase Prices resulting from specification changes initiated by the Buyer or Manufacturer must be authorized in advance in writing by authorized representatives of Buyer and Manufacturer. Every three months, at the request of Buyer or Manufacturer, during the Purchase Period, Buyer and Manufacturer shall review Manufacturer's costs of producing the Products and Buyer's operating costs and, if necessary, make appropriate changes in Exhibit A for future orders for existing Products made hereunder.

6.   DELIVERY

     6.1 TIME IS OF THE ESSENCE. Manufacturer acknowledges and agrees that time is of the essence with respect to performance by Manufacturer hereunder. Subject to the terms and conditions set forth herein, Manufacturer shall deliver Products under any Purchase Order to the destination and on or before the delivery date or dates as specified in such Purchase Order.

     6.2 ROUTING. All shipment terms shall be consistent with those between Buyer and its customer.

     6.3 PACKING. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in appropriate shipping cartons, marked for shipment at the customer's address set forth in Buyer's Purchase Order. Manufacturer will mark all containers in accordance with Buyer's customer's requirements.

7.   PAYMENT

     7.1 INVOICE. Upon a shipment of Products pursuant to a Purchase Order, Manufacturer shall submit to Buyer an invoice showing (i) Manufacturer's name and address; (ii) Purchase Order number; (iii) description, part number and quantity of Products shipped; (iv) Purchase Price; (v) delivery charges; and
(vi) applicable taxes.

     7.2 PAYMENT OF INVOICE. Buyer shall issue payment within forty-eight (48) hours of receipt of payment from the Buyer's end-customer, but in no event later than sixty (60) days following Manufacturer's shipping date.

     7.3 PAYMENT IS NOT ACCEPTANCE. Payment of Manufacturer's invoice will not constitute acceptance of the Products. Acceptance will be in accordance with
Section 8.1.

8.   ACCEPTANCE AND QUALITY

     8.1 INSPECTION AND ACCEPTANCE. Buyer or its customer to whom the Products are delivered shall inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet the Buyer's customer's specifications. Any Product not properly rejected within ten (10) business days after receipt of that Product by Buyer or its customer to whom the Products are delivered (the "Rejection Period") shall be deemed accepted.

     8.2 REJECTION AND RETURN. In the event one of Buyer's customers rejects any Products, it shall send notice of that rejection to Buyer who will promptly provide such notice to Manufacturer and, together with Manufacturer, shall review that notice and, if appropriate, agree upon corrective action. To reject a Product, Buyer shall, within the Rejection Period, notify Manufacturer in writing of its rejection and request a Return Material Authorization ("RMA") number for the rejected Products. The notice of rejection shall state the reason for the rejection, the quantity of Products rejected and the invoice number of those Products. If Manufacturer agrees with Buyer's request for an RMA number, Manufacturer shall provide the RMA number in writing to Buyer within five (5) business days after receipt of the request. Within ten (10) business days after receipt of the RMA number, Buyer shall return to Manufacturer the properly rejected Products, freight prepaid to Manufacturer, in its original shipping carton with the RMA number displayed on the outside of the carton. Provided that Manufacturer has complied with its obligations in this Section, Manufacturer reserves the right To refuse to accept any rejected Products that do not bear an RMA number on the outside of the carton. As promptly as possible, but no later than ten (10) business days after receipt by Manufacturer of properly rejected Products, Manufacturer shall, at its option and expense, either repair or replace the Products. Manufacturer shall pay the shipping charges back to Buyer for properly rejected Products, otherwise, Buyer shall be responsible for the shipping charges.

9.   LIMITED WARRANTY

     9.1 WARRANTY. Manufacturer warrants that the Products will conform to the specifications set forth in Exhibit A hereto and any samples and/or descriptions provided or incorporated herein.

     MANUFACTURER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER AND EXPRESSLY DISCLAIMS THE SAME. MANUFACTURER'S TOTAL LIABILITY SHALL BE, AT MANUFACTURER'S OPTION, TO REPAIR, REPLACE, OR PROVIDE MONETARY REFUND FOR DEFECTIVE PRODUCTS AS SET FORTH HEREIN AND SHALL IN NO WAY INCLUDE LIABILITY FOR SPECIAL, INDIRECT OR INCIDENTAL DAMAGES.

     This warranty does not extend to any Products on which the original identification marks have been removed or altered or to any Products which have been modified, subjected to unusual physical or electrical stress, misuse, neglect or accident, or repair by any party other than Manufacturer, without Manufacturer's prior written approval.

     9.2 WARRANTY REPLACEMENT. In the event any Products that are shipped to Buyer or its customers are determined by Buyer or its customers, together with Manufacturer, to not meet the specifications set forth in Exhibit A hereto, then Manufacturer shall, at Manufacturer's option, either (i) repair or replace all of those defective Products that are returned to it by Buyer, or (ii) pay for the costs, including costs of labor, material and inspection, incurred by Buyer in repairing or replacing those defective Products (which costs must be specified and agreed to by the parties in advance). In either event, costs of all work performed by Manufacturer pursuant to this warranty shall be borne exclusively by Manufacturer.

     9.3 LIMITATION OF LIABILITY TO THIRD PARTIES. In no event shall either party be liable to the other party or to any other person for any special, consequential, incidental or indirect damages, however caused, on any theory of liability, and except as set forth below, or as provided in the Purchase Agreement, nothing in this Agreement shall be construed as being for the benefit of any third party.

10.  SPECIFICATIONS AND CHANGES THERETO

     10.1 SPECIFICATIONS. The Products shall be produced to comply with Buyer's customer's specifications.

     10.2 ENGINEERING CHANGE REQUEST. All engineering change requests must be approved in advance by Buyer, its customer and Manufacturer.

11.  NONDISCLOSURE

     11.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Both parties shall keep in confidence all Confidential Information (as defined below) and shall not disclose or make available to third parties or make use of any Confidential Information except with the prior written consent of the non-disclosing party or to the extent necessary in performing the tasks assigned to the parties by this Agreement or a Purchase Order issued hereunder. Upon termination of this Agreement, both parties agree to return to the other all Confidential Information in written or electronic form upon request. "Confidential Information" means any information or know-how including, but not limited to, that which relates to research, product plans, products, services, customers, markets, marketing plans, marketing or finances, blue prints, samples, materials, descriptions, specifications, software programs, tooling, and sources of supply. Confidential Information does not include information or know-how which (i) is in the possession of the receiving party at the time of disclosure and was not received from the other party, or (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party, or (iii) is approved by the disclosing party, in writing, for release. Within ten (10) days after any termination of this Agreement, each party shall deliver to the other party all Confidential Information of that other party existing in any form and any copies thereof, or destroy all Confidential Information if requested, and certify in writing to such action.

     11.2 EQUITABLE RELIEF. Manufacturer shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of any provision of this Agreement, be available to Manufacturer. In the event of such a breach, in addition to any other remedies, Manufacturer shall be entitled to receive from Buyer payment of, or reimbursement for, its reasonable attorneys' fees and disbursements incurred in enforcing any such provision.

     11.3 OTHER CONFIDENTIALITY. The provisions of this Section 11 shall not be deemed to supersede any other confidentiality, nondisclosure agreements or noncompetition agreements that may be previously or subsequently entered into between the parties.

12.  TERMINATION BY BUYER

     12.1 TERMINATION BY BUYER. In the event of Manufacturer's gross negligence and material breach of this Agreement, Buyer and Manufacturer will attempt to negotiate a satisfactory resolution to such breach. If the parties are unable to resolve the issue, the dispute will be submitted to binding arbitration with the American Arbitration Association, Commercial Arbitration Division,

Southfield, Michigan, for arbitration by a panel of three arbitrators whose decision shall be binding. The arbitration award maybe reduced to judgment by a court of competent jurisdiction, if required for enforcement.

13.  TERMINATION BY MANUFACTURER

     13.1 DEFAULTING EVENTS BY BUYER. The occurrence of any of the following acts or events shall constitute a material breach by Buyer of this Agreement and shall be cause for Manufacturer's termination of this Agreement and/or any Purchase Order issued hereunder pursuant to Section 13.2.

          (A) Buyer fails to pay any invoice pursuant to the terms of Section
     7. Buyer shall have thirty (30) business days to cure the breach.

          (B) Buyer files a voluntary petition of bankruptcy, makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or a material part of Buyer's assets, or Buyer is adjudged bankrupt. Buyer shall have ten (10) business days to cure the breach.

          (C) Buyer fails to perform any of the other material provisions of this Agreement or Purchase Orders issued hereunder. Buyer shall have thirty
     (30) business days to cure the breach.

     13.2 TERMINATION BY MANUFACTURER. In the event of Buyer's material breach pursuant to Section 13.1, Manufacturer shall provide Buyer with written notice of Buyer's material breach which references this Agreement, defines the subsequent beginning of the cure period, and the specific defaulting event(s) that is/are the basis of the breach. Should Buyer fail to cure any of the above breaches within the time period set forth above, then Manufacturer may terminate this Agreement upon expiration of the cure period set forth in that notice to Buyer. If Buyer has begun correcting the breach but will not complete correction within the specified cure period, Manufacturer may, at its sole option, allow a reasonable period of time to complete correction of the breach. In the event of a termination pursuant to this Section, Buyer shall be liable to Manufacturer for the amounts determined in accordance with Section 13.3 below.

     13.3 LIABILITY OF BUYER. In the event that Buyer has any liability to Manufacturer under Section 13.2 above, the parties may agree upon the amount to be paid Manufacturer for any such termination. If they fail to agree, Buyer will pay Manufacturer the following amounts:

          (A) The price for all Products completed (which items were delivered or available for delivery) pursuant to the affected Purchase Order(s) and not previously paid for; and

          (B) The actual costs incurred by Manufacturer related to the terminated portion of the Purchase Order, including: (i) Manufacturer's actual cost of component inventory for the terminated portion of the Purchase Order(s); (ii) Manufacturer's cost of work in process materials including manufacturing operations completed at the time of cancellation for the terminated portion of the Purchase Order(s), and (iii) any cancellation charges incurred by

     Manufacturer from component suppliers for the terminated Purchase Order(s).

     Notwithstanding the above, payments made under this Section 13.3 shall in no event exceed the aggregate price specified in the terminated Purchase Order(s) less payments otherwise made or to be made.

14.  INSURANCE.

     Manufacturer and Buyer shall each, at their sole cost and expense, maintain in full force and effect products liability insurance coverage with a policy limit of at least Five Million Dollars ($5,000,000). Manufacturer and Buyer shall also, at their sole cost and expense, carry and maintain comprehensive general public liability insurance, including contractual liability, automobile, bodily injury and property damage, workmen's compensation, employer's liability and occupational disease insurance with coverage in a form satisfactory to the other party.

     All insurance required under this Section shall be effected by valid and enforceable policies issued by insurers of recognized responsibility satisfactory to the other party. Upon the effective date of this Agreement, and thereafter not less than fifteen (15) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this Section, certificates of the policies for such insurance shall be delivered by each party to the other.

     All policies of insurance required to be maintained by Manufacturer and Buyer shall name Manufacturer and Buyer the other party as an additional insured. All policies shall, contain an agreement by the insurers that they shall not be cancelled without at lent thirty (30) days' prior written notice to the additional insured.

15.  FORCE MAJEURE

     Manufacturer shall not be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by fire, flood, war, embargo, strike, riot, shortages or delays in obtaining necessary components, or the intervention of any government authority, provided that Manufacturer promptly notifies Buyer of the delay. If, however, Manufacturer's performance is delayed for reasons defined above, for a cumulative period of ninety (90) days or more from the date of Manufacturer's notification to Buyer, then Buyer, notwithstanding any other provisions of this Agreement to the contrary, may seek alternative, interim sources of supply.

16.  COMPLIANCE WITH LAWS

     Manufacturer and Buyer each warrant that its performance under this Agreement is in compliance with all applicable federal, state, local laws, and ordinances now or hereafter enacted including, but not limited to all labor laws and environmental laws.

17.  GENERAL

     17.1 NOTICE. Any notices hereunder shall be in writing and personally delivered or sent by registered mail, certified mail, postage prepaid, return receipt requested or by facsimile or electronic transmission to the authorized representatives of the parties designated in accordance with Exhibit D. All such notices shall be deemed to have been given when such notice, properly addressed, is received.

     17.2 INDEPENDENT CONTRACTORS. The relationship of Manufacturer and Buyer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, or the overall sales program of Buyer, or the manufacturing program of Manufacturer,
(ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial obligations associated with Buyer's business are the sole responsibility of Buyer, and all financial obligations associated with Manufacturer's business are the sole responsibility of Manufacturer. All sales and other agreements between Buyer and its customers are Buyer's exclusive responsibility and right and shall have no effect on Manufacturer's or Buyer's obligations or rights under this Agreement.

     17.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

     17.4 ASSIGNMENT/CHANGE OF CONTROL. Buyer shall not have the right to assign convey, or otherwise transfer its rights and obligations under this Agreement, including, but not limited to, upon a change of control of the Buyer, without the prior written consent of Manufacturer.

     17.5 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

     17.6 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan, without giving effect to the choice of law principles.

     17.7 ENTIRE AGREEMENT. The terms and conditions contained herein (or in any other documents or exhibits referred to herein) constitute the entire agreement and understanding between the parties hereto in respect to the subject matter herein. No agreement or understanding varying or extending the terms and conditions of this Agreement shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.

     17.8 HEADINGS. The headings and captions used in this Agreement are for convenience of reference only, and shall not in any way affect the interpretation of the provisions of this

Agreement.

     17.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

     17.10 SURVIVAL. The provisions of Section 9 (Limited Warranty), Section 11 (Nondisclosure), and Section 12 (Indemnification) shall survive expiration or earlier termination of this Agreement notwithstanding delivery, acceptance of and/or payment for the Products ordered hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first written above.

MANUFACTURER:                                   LORRO MFG. INC.

                                            By:  /s/ Edward D. Corlett
                                                 ---------------------------
                                                 Edward D. Corlett

                                            Its: Secretary and Treasurer

                                            Address:  14 North Beardsley Road
                                                      Ionia, MI 48228


BUYER:                                      LORRO, INC.

                                            By:  /s/ Robert Llorens
                                                 ---------------------------
                                                 Robert Llorens
                                            Its: President

                                            Address:  13881 W. Chicago
                                                      Detroit, MI 48228

                 EXHIBITS TO EXCLUSIVE MANUFACTURING AGREEMENT


Exhibit A    Description of Current Products and Currently Known Future Products

Exhibit B    Excluded Products

Exhibit C    Purchase Order Terms and Conditions

Exhibit D    Authorized Representatives and Contact Information